Exhibit 99.1

Investors:	Media:
Ingram Micro Inc.	Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Rekha Parthasarathy (714) 382-1319
ria.carlson@ingrammicro.com	rekha@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2007 RESULTS

Double-digit growth in worldwide sales and net income
EMEA and Asia-Pacific sales and operating income hit third-quarter records

SANTA ANA, Calif., Oct. 25, 2007— Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the third quarter of 2007, which ended Sept. 29, 2007.
Worldwide sales for the third quarter were $8.61 billion, a 15 percent increase over the $7.51 billion posted in the year-ago period and an all-time record for a third quarter.  The translation impact of the relatively stronger foreign currencies had an approximate five percentage-point positive effect on comparisons to the prior year.
Third-quarter net income increased 24 percent to $72.4 million, or $0.41 per diluted share, compared with $58.5 million, or $0.34 per diluted share, in the prior-year period.
“We’re pleased to deliver another record-breaking quarter,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “Our record sales were driven primarily by robust growth in Asia-Pacific and Europe.  Both regions achieved third-quarter records in sales and operating income.  In Asia-Pacific, strong economies and our proactive business improvements helped us generate 81-percent operating income growth on a 36-percent sales increase.  European demand was firm throughout the quarter, fueled by a strong back-to-school season in many countries.  North America and Latin America operations both posted meaningful revenue growth, consistent with investments in expansion initiatives.  Our global portfolio of operations continues to drive financial performance, allowing us to exceed our guidance range and analysts’ estimates for sales and earnings per share.”

Additional Third-Quarter Highlights
For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales
o
North American sales were $3.50 billion (41 percent of total revenues), an increase of 4 percent versus the $3.37 billion reported in the year-ago quarter.  As described in the first six months of this year, warranty sales on behalf of vendors are now recognized as net fees, rather than gross revenues and cost of sales as reported in the prior-year period, which had an approximate four percent negative impact on year-over-year sales comparisons.

o
Europe, Middle East and Africa (EMEA) sales were $2.86 billion (33 percent of total revenues), an increase of 18 percent versus $2.43 billion in the year-ago period.  The translation impact of the relatively stronger European currencies had an approximate eight percentage-point impact on comparisons to the prior year.

o
Asia-Pacific sales were $1.86 billion (22 percent of total revenues), an increase of 36 percent versus the $1.36 billion reported in the year-ago quarter.  The translation impact of the relatively stronger regional currencies had an approximate 12-percentage point impact on comparisons to the prior year.

o	Latin American sales were $382 million (4 percent of total revenues), an increase of 9 percent versus the $349 million reported in the year-ago quarter.

Gross Margin
Gross margin in the 2007 third quarter was 5.52 percent, an increase of 12 basis points versus the prior-year quarter, driven primarily by the positive impact from the net reporting of warranty contract sales discussed previously.  Sequentially, gross margin improved 11 basis points versus the second quarter of 2007.

Operating Expenses
Total operating expenses were $364.0 million, or 4.23 percent of revenues, versus $311.9 million, or 4.15 percent of revenues, in the year-ago quarter.  In the current quarter, the net reporting of warranty sales, as described above, had an unfavorable impact on operating expenses as a percentage of revenues of approximately seven basis points.

Operating Income
Worldwide operating income was $111.0 million, or 1.29 percent of revenues, as compared to $93.8 million or 1.25 percent of revenues in the year-ago quarter.

o	North American operating income was $55.4 million, or 1.58 percent of revenues, versus $55.3 million, or 1.64 percent of revenues, in the year-ago quarter.
o	EMEA operating income was $29.0 million, or 1.01 percent of revenues, versus $23.6 million, or 0.97 percent of revenues, in the year-ago quarter.
o	Asia-Pacific operating income was $30.6 million, or 1.65 percent of revenues, versus $16.9 million, or 1.24 percent of revenues, in the year-ago quarter.
o	Latin American operating income was $4.4 million, or 1.15 percent of revenues, versus $4.6 million, or 1.31 percent of revenues in the year-ago quarter.
o
Stock-based compensation expense, which amounted to $8.4 million in the current quarter and $6.5 million in the prior-year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

▪	Other expenses, net, for the quarter were $12.5 million, versus $12.6 million in the year-ago period.
▪	The effective tax rate was 26.5 percent versus 28 percent in the prior-year quarter. The favorable movement in the tax rate was driven primarily by changes in the profit mix across geographies.
▪	Total depreciationand amortization was $16.0 million.
▪	Capital expenditures were $11.2 million.

Balance Sheet
▪
The cash balance at the end of the quarter was $580 million, an increase of $246 million versus the end of 2006. Total debt was $625 million, an increase of $115 million from year-end.  Debt-to-capitalization was 16 percent, compared with 15 percent at year-end.

▪
Inventory was $2.73 billion or 30 days on hand compared with $2.68 billion or 29 days on hand at the end of the year.  The increase in inventory days was due to product purchases as the company prepares for the seasonally active fourth quarter, as well as the impact on revenue and cost of sales from the reclassification of warranty sales, as described above.

▪	Working capital days were 24, an increase of 2 days from year-end 2006, but flat sequentially.

“We’ve made excellent progress toward developing four profitable, solidly performing businesses throughout the world,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc.  “Looking forward, our focus is on further improvement.  We haven’t yet fully leveraged some of our diversification efforts and infrastructure investments. Working capital increased in preparation for a seasonally stronger fourth quarter and from a greater mix of retail business from our consumer electronic initiatives. While we’re pleased with our double-digit growth in sales and profits, we are intently focused on opportunities to enhance our results – both in our core business and through expansion – which will drive even greater strength in the future.”

Nine-Month Period
For the nine months ended Sept. 29, 2007, worldwide sales were $25.04 billion, an 11 percent increase over the $22.50 billion reported a year ago.  Regional sales were $10.09 billion for North America (a 2 percent increase versus the prior-year period, with the warranty reclassification unfavorably impacting comparisons by four percentage points); $8.69 billion for Europe, (an increase of 16 percent, to which the translation impact of stronger European currencies had an approximate nine percentage-point positive effect on comparisons to the prior year); $5.19 billion for Asia-Pacific (an increase of 29 percent); and $1.07 billion for Latin America (an increase of 3 percent).
Worldwide operating income for the nine-month period was $270.4 million, or 1.08 percent of revenues, which included the previously disclosed first-quarter charge of approximately $33.8 million (approximately 0.13 percent of revenues) for Brazilian commercial taxes and a second-quarter charge of $15 million (approximately 0.06 percent of revenues) for an SEC-related matter.  In the year-ago period, operating income was $280.8 million, or 1.25 percent of revenues.
Nine-month net income was $161.8 million, or $0.92 per diluted share, which included the first-quarter charge for commercial taxes in Brazil of $33.8 million after tax or $0.19 per diluted share and the second-quarter charge for the SEC matter of $9.2 million after tax or $0.05 per diluted share.  These charges totaled $43.0 million after tax or $0.24 per diluted share for the nine-month period.  In the year-ago period, net income was $174.0 million, or $1.03 per diluted share.

Outlook for the Fourth Quarter
The following statements are based on the company’s current expectations and internal forecasts.  These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the fourth quarter ending Dec. 29, 2007:
•	Sales are expected to range from $9.70 billion to $9.95 billion.
•	Net income is expected to range from $103 million to $108 million, or $0.58 to $0.61 per diluted share.
•	The weighted average shares outstanding is expected to be approximately 178 million and an effective tax rate of approximately 27 percent is estimated for the fourth quarter.

“Fourth-quarter sales are expected to reach the highest quarterly levels in company history,” said Spierkel.  “We expect solid top-line growth in every region, with worldwide net income growth of up to 18 percent compared to the year-ago period.  Sales in Asia-Pacific and Europe should remain robust, with more modest growth in the Americas.  Technology deployment continues to be a key business enabler, particularly in the small to medium business markets we serve. We feel good about our ability to tap that demand throughout the world, and we plan to stay ahead of the market through innovation, diversification and continuous improvement.”

Conference Call and Webcast
Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 795-2680 (other countries).
The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 30, 2006; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.
As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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© 2007 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	September 29,	December 30,
	2007	2006

ASSETS
Current assets:
Cash	$579,779	$333,339
Trade accounts receivable, net	3,718,448	3,316,723
Inventories	2,728,575	2,682,558
Other current assets	515,014	413,453

Total current assets	7,541,816	6,746,073

Property and equipment, net	177,489	171,435
Goodwill	733,037	643,714
Other	147,629	143,085

Total assets	$8,599,971	$7,704,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,055,241	$3,788,605
Accrued expenses	580,346	440,383
Current maturities of long-term debt	252,880	238,793

Total current liabilities	4,888,467	4,467,781

Long-term debt, less current maturities	371,700	270,714
Other liabilities	71,784	45,337

Total liabilities	5,331,951	4,783,832

Stockholders' equity	3,268,020	2,920,475

Total liabilities and stockholders' equity	$8,599,971	$7,704,307

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	September 29, 2007	September 30, 2006

Net sales	$8,607,877	$7,510,273

Costs of sales	8,132,940	7,104,558
Gross profit	474,937	405,715

Operating expenses:
Selling, general and administrative	364,136	313,022
Reorganization credits	(176)	(1,155)
	363,960	311,867

Income from operations	110,977	93,848

Interest and other	12,461	12,566

Income before income taxes	98,516	81,282

Provision for income taxes	26,106	22,759

Net income	$72,410	$58,523

Diluted earnings per share:
Net income	$0.41	$0.34

Diluted weighted average
shares outstanding	177,533,621	169,711,655

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	September 29, 2007	September 30, 2006

Net sales	$25,039,652	$22,504,684

Costs of sales	23,713,128	21,301,766
Gross profit	1,326,524	1,202,918

Operating expenses:
Selling, general and administrative	1,057,232	923,858
Reorganization credits	(1,091)	(1,704)
	1,056,141	922,154

Income from operations	270,383	280,764

Interest and other	43,003	39,064

Income before income taxes	227,380	241,700

Provision for income taxes	65,590	67,676

Net income	$161,790	$174,024

Diluted earnings per share:
Net income	$0.92	$1.03

Diluted weighted average
shares outstanding	176,473,420	169,635,969

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended September 29, 2007
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,504,591	$55,382	1.58%
EMEA	2,864,312	28,990	1.01%
Asia-Pacific	1,857,303	30,649	1.65%
Latin America	381,671	4,371	1.15%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(8,415)	-

Consolidated Total	$8,607,877	$110,977	1.29%

	Thirteen Weeks Ended September 30, 2006
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,374,748	$55,299	1.64%
EMEA	2,425,073	23,593	0.97%
Asia-Pacific	1,361,631	16,934	1.24%
Latin America	348,821	4,553	1.31%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(6,531)	-

Consolidated Total	$7,510,273	$93,848	1.25%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended September 29, 2007
		Operating	Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$10,089,526	$150,941	(a)	1.50%
EMEA	8,688,475	86,868		1.00%
Asia-Pacific	5,190,594	81,379		1.57%
Latin America	1,071,057	(20,493)	(b)	(1.91%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(28,312)		-

Consolidated Total	$25,039,652	$270,383		1.08%

	Thirty-nine Weeks Ended September 30, 2006
		Operating	Operating
	Net Sales	Income	Margin

North America	$9,908,507	$160,551	1.62%
EMEA	7,521,891	77,672	1.03%
Asia-Pacific	4,036,830	46,580	1.15%
Latin America	1,037,456	18,135	1.75%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(22,174)	-

Consolidated Total	$22,504,684	$280,764	1.25%

(a)   The income from operations recorded in North America for the thirty-nine weeks ended September 29, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.15% of North America net sales and 0.06% of consolidated net sales).

(b)   The loss from operations recorded in Latin America for the thirty-nine weeks ended September 29, 2007 includes a commercial tax charge of $33,754 in Brazil (3.15% of Latin America net sales and 0.13% of consolidated net sales).